STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of July 22, 1998 (the "Effective Date") by and between CYTEL CORPORATION, a Delaware corporation ("Cytel"), and ELAN INTERNATIONAL SERVICES LTD., a Bermuda corporation and a wholly-owned subsidiary of Elan Corporation, plc ("Elan").

                                    RECITALS

     WHEREAS, Cytel and Elan have entered into that certain Sublicense and Option Agreement of even date herewith (the "Sublicense Agreement; and

     WHEREAS, in connection with, and as a condition of Cytel entering into, the Sublicense Agreement, Elan agrees to purchase from Cytel shares of Cytel's Common Stock on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                    AGREEMENT

1.  DEFINITIONS

     Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Sublicense Agreement.

2.  PURCHASE AND SALE OF SHARES

     Subject to the terms and conditions hereof, at the Closing (as defined below), Elan shall purchase from Cytel, and Cytel shall issue and sell to Elan, 2,000,000 shares of Cytel's Common Stock, par value $0.01 per share (the "Shares"), at a purchase price equal to $2.00 per share.

3.  CLOSING DATE; DELIVERY

     3.1 Closing. Subject to the terms of Sections 6 and 7, the closing of the sale and purchase of the Shares under this Agreement (the "Closing") shall be held at 10:00 a.m. (Pacific Time) on the Effective Date, at the offices of

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Cytel, 3525 John Hopkins Court, San Diego, California, or at such time and place as Cytel and Elan may agree.

     3.2 Delivery. At the Closing, subject to the terms and conditions hereof, Cytel shall deliver to Elan a stock certificate, registered in the name of Elan, representing the Shares dated as of the Closing against payment of the purchase price therefor by wire transfer, unless other means of payment shall have been agreed upon by Cytel and Elan.

4.  REPRESENTATIONS AND WARRANTIES OF CYTEL

     Cytel hereby makes the following representations and warranties to Elan, except as set forth in the Schedule of Exceptions attached hereto as Exhibit A:

     4.1 Organization, Good Standing and Qualification. Cytel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business. Cytel is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

     4.2 Authorization; Due Execution. Cytel has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement and, at the Closing will have the requisite corporate power to sell the Shares. All corporate action on the part of Cytel, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement have been taken. This Agreement has been duly authorized, executed and delivered by Cytel, and, upon due execution and delivery by Elan, this Agreement will be a valid and binding agreement of Cytel, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles.

     4.3 Capitalization. The authorized capital stock of Cytel consists of 75,000,000 shares of Common Stock, par value $0.01, and 10,000,000 shares of Preferred Stock, par value $0.01. As of June 30, 1998, there were 32,870,387 shares of Common Stock and 659,898 shares of Series B Preferred Stock issued and outstanding.


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     4.4 Valid Issuance of Shares. The Shares, upon the Closing, when issued, sold and delivered in accordance with the terms hereof for the consideration set forth herein, will be duly and validly authorized and issued, fully paid and nonassessable and, based in part upon the representations of Elan in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

     4.5 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of Cytel is required in connection with the consummation of the transactions contemplated by this Agreement, except for notices required or permitted to be filed with certain state and federal securities commissions after the Closing which notices will be filed on a timely basis.

     4.6 SEC Filings. Cytel has timely filed all reports, registration statements and other documents required to be filed by it (the "SEC Filings") under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). The SEC Filings were prepared in accordance and complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be. None of such forms, reports and statements, including, without limitation, any financial statements, exhibits and schedules included therein and documents incorporated therein by reference, at the time filed, declared effective or mailed, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent information contained in any of the SEC Filings has been revised, corrected or superseded by a later filing of any such form, report or document filed prior to the Effective Date, none of the SEC Filings contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.7 No Conflict. The execution, delivery and performance by Cytel of this Agreement do not violate any provision of Cytel's Certificate of Incorporation or Bylaws, any provision


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of any contract, arrangement or agreement, order, writ, judgment, injunction, decree, determination or award to which Cytel is a party or by which it is bound, or, to Cytel's knowledge, any law, rule or regulation (including, without limitation, the rules and regulations of the Securities and Exchange Commission (the "SEC") or any regulatory commission of any jurisdiction) currently in effect having applicability to Cytel.

     4.8 Absence of Litigation. Except as disclosed in the SEC Filings, there is no action, suit, proceeding or investigation (including any such matter related to Cytel's intellectual property) pending or currently threatened against Cytel or its properties before any court or governmental agency, which would have a material adverse effect on Cytel's business, operations or assets, taken as a whole (nor, to the best of Cytel's knowledge, is there any basis therefor). There is no action, suit, proceeding or investigation which Cytel currently intends to initiate.

     4.9 Confidentiality. Cytel hereby represents, warrants and covenants that it shall maintain in confidence, and shall not use or disclose without prior written consent of Elan, the terms of this Agreement and any information identified in writing as confidential that is furnished to it by Elan in connection with this Agreement. This obligation of confidentiality shall not apply, however, to any information (a) in the public domain through no unauthorized act or failure to act by Cytel, (b) lawfully disclosed to Cytel by a third party who possessed such information without any obligation of confidentiality, (c) lawfully developed by Cytel independent of any disclosure by Cytel as supported by Elan's written records, or (d) required, upon the advice of counsel to Cytel and after consultation with Elan, to be disclosed under the rules and regulations of the SEC. Cytel further covenants that it shall return to Elan all tangible materials containing such information upon request by Elan.

5.  REPRESENTATIONS AND WARRANTIES OF ELAN

     Elan hereby makes the following representations and warranties to Cytel as of the Effective Date and the Closing:

     5.1 Authorization; Due Execution. Elan has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement and, at the Closing, will have the requisite corporate power to purchase the Shares. All corporate action on the part of Elan, its officers, directors and stockholders necessary for


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                                      -5-


the authorization, execution and delivery of this Agreement have been taken. This Agreement has been duly authorized, executed and delivered by Elan, and, upon due execution and delivery by Cytel, this Agreement will be a valid and binding agreement of Elan, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles.

     5.2 Purchase Entirely for Own Account. This Agreement is made with Elan in reliance upon Elan's representation to Cytel, which by Elan's execution of this Agreement confirms, that the Shares to be purchased by Elan will be acquired for investment for Elan's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Elan has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Elan further represents that Elan does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

     5.3 Disclosure of Information. Elan has received all the information that it has requested and that it considers necessary or appropriate for deciding whether to enter into this Agreement and to purchase the Shares. Elan further represents that it has had an opportunity to ask questions and receive answers from Cytel regarding the terms and conditions of the offering of the Shares.

     5.4 Investment Experience. Elan is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Elan also represents it has not been organized solely for the purpose of acquiring the Shares.

     5.5 Accredited Investor. Elan is an "accredited investor" as such term is defined in Rule 501 of the General Rules and Regulations prescribed by the SEC pursuant to the Securities Act.

     5.6 Restricted Securities. Elan understands that (a) the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, that such securities


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must be held by it indefinitely and that Elan must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (b) each certificate representing the Shares will be endorsed with the following legends:

          (i) THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CYTEL THAT SUCH REGISTRATION IS NOT REQUIRED.

          (ii) Any legend required to be placed thereon by Cytel's Bylaws or under applicable state securities laws;

and (c) Cytel will instruct any transfer agent not to register the transfer of the Shares (or any portion thereof) unless the conditions specified in the foregoing legends are satisfied, until such time as a transfer is made, pursuant to the terms of this Agreement, and in compliance with Rule 144 or pursuant to a registration statement or, if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act or this Agreement.

     5.7 Confidentiality. Elan hereby represents, warrants and covenants that it shall maintain in confidence, and shall not use or disclose without prior written consent of Cytel, the terms of this Agreement and any information identified in writing as confidential that is furnished to it by Cytel in connection with this Agreement. This obligation of confidentiality shall not apply, however, to any information (a) in the public domain through no unauthorized act or failure to act by Elan, (b) lawfully disclosed to Elan by a third party who possessed such information without any obligation of confidentiality, (c) lawfully developed by Elan independent of any disclosure by Cytel as supported by Elan's written records, or (d) required to be disclosed pursuant to an order or requirement of a court, administrative agency or other government body (including the securities laws of any applicable jurisdiction). Elan further covenants that it shall return to Cytel all tangible materials containing such information upon request by Cytel.


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6.  CONDITIONS OF ELAN's OBLIGATIONS

     The obligations of Elan under Section 2 of this Agreement to purchase the Shares at the Closing are subject to the fulfillment on or before the Closing of each of the following conditions, any of which may be waived by Elan:

     6.1 Representations and Warranties. The representations and warranties of Cytel contained in Section 4 shall be true and correct in all material respects on and as of the Closing.

     6.2 Performance. Cytel shall have performed and complied with all agreements, obligations and conditions in this Agreement, if any, that are required to be performed or complied with by it on or before the Closing.

     6.3 Compliance Certificate. The President or a Vice President of Cytel shall have delivered to Elan at the Closing a certificate certifying that the conditions specified in Sections 6.1 and 6.2 have been fulfilled.

     6.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Elan, and it shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

     6.5 Sublicense. The Sublicense Agreement is a valid and enforceable agreement and is in full force and effect.

7.  CONDITIONS OF CYTEL'S OBLIGATIONS

     The obligations of Cytel to Elan under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by Elan, any of which may be waived by Cytel:

     7.1 Representations and Warranties. The representations and warranties of Elan contained in Section 5 hereof shall be true and correct in all material respects on and as of the Closing.

     7.2 Performance. Elan shall have performed and complied with all agreements, obligations and conditions in this Agreement, if any, that are required to be performed or complied with by it on or before the Closing.


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                                      -8-


     7.3 Compliance Certificate. The President or other duly authorized officer of Elan shall have delivered to Cytel at the Closing a certificate certifying that the conditions specified in Sections 7.1 and 7.2 have been fulfilled.

     7.4 Payment of Purchase Price. Elan shall have tendered delivery of the purchase price for the Shares specified in Section 2 at the Closing.

     7.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Cytel, and it shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

8. REGISTRATION RIGHTS

     8.1 Certain Definitions. When used in this Section 8 of this Agreement, the following terms shall have the following respective meanings:

          (a) "Form S-3" means Form S-3 under the Securities Act as in effect on the date of this Agreement, or any substantially similar, equivalent or successor form under the Securities Act.

          (b) "Holder" means Elan or any transferee of registration rights under
     Section 8.10 hereof who then holds any outstanding Registrable Securities.

          (c) "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

          (d) "Registrable Securities" means (i) the Shares, and (ii) shares of Cytel Common Stock issued in respect of the Shares by reason of any stock split, stock dividend, recapitalization or similar event which have not been sold to the public in either case until such Shares are sold pursuant to an effective registration statement.

          (e) "Registration Expenses" means all expenses incurred by Cytel in complying with Sections 8.2, 8.3 and 8.4 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses,


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     escrow fees, fees and disbursements of counsel, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of Cytel which shall be paid in any event by Cytel).

          (f) "Selling Expenses" means all underwriting discounts and selling commissions applicable to the applicable sale.

     8.2 Demand Registration.

     (a) Subject to the conditions of this Section 8.2, if Cytel shall receive a written request from the Holders of 50% or more of the Registrable Securities then outstanding (the "Initiating Holders") that Cytel file a registration statement under the Securities Act covering the registration of Registrable Securities having an aggregate offering price to the public in excess of $2,000,000 (a "Qualified Public Offering"), then Cytel shall, within 30 days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 8.2, use its best efforts to effect, as soon as practicable but in no event later than 60 days of the receipt of the request, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.

     (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise Cytel as a part of their request made pursuant to this Section 8.2 and Cytel shall include such information in the written notice referred to in
Section 8.2(a). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to Cytel). Holders shall have no obligation to make any representations or warranties other than with respect to their ownership of Shares. Holders shall have no indemnification obligations other than with respect to information about such Holders


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provided in writing by such Holders for inclusion in the registration statement.
Notwithstanding any other provision of this Section 8.2, if the underwriter advises Cytel that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then Cytel shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable
Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

     (c) Cytel shall not be required to effect a registration pursuant to this
Section 8.2:

          (i) prior to the first anniversary of the date of this Agreement; or

          (ii) after Cytel has effected one registration pursuant to this
     Section 8.2, and such registrations have been declared or ordered effective and has complied with the other obligations of Cytel under this Agreement; or

          (iii) if Cytel shall furnish to the requesting Holders a certificate signed by the President of Cytel stating that in the good faith judgment of the Board of Directors of Cytel it would be seriously detrimental to Cytel or its stockholders for the registration statement to be filed at the date filing would be required, in which case Cytel shall have an additional period of not more than 120 days within which to file such registration statement; provided, however, that Cytel shall not use this right more than once in any 12 month period.

     8.3 Company Registration.

     (a) If, at any time or from time to time, Cytel shall determine to register any of its securities, either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans on Form S-8 or similar forms which may be promulgated in the future or a registration on Form S-4 or similar forms which may be promulgated in the future relating solely to a SEC Rule 145 or similar transaction, Cytel will (i) promptly give to each Holder written notice thereof and (ii) include in such regis-


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tration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all Registrable Securities of such Holders as specified in a written request or requests made within 15 days after receipt of such written notice from Cytel.

     (b) If the registration of which Cytel gives notice is for a registered public offering involving an underwriting, Cytel shall so indicate in the notice given pursuant to Section 8.3(a). In such event the right of any Holder to registration pursuant to this Section 8.3 shall be conditioned upon such Holder's agreeing to participate in such underwriting and in the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with Cytel and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Cytel or by other holders exercising any demand registration rights. Holders shall have no obligation to make any representations or warranties other than with respect to their ownership of Shares. Holders shall have no indemnification obligations other than with respect to information about such Holders provided in writing by such Holders for inclusion in the registration statement. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to Cytel and the underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. Notwithstanding any other provision of this Section 8.3, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may exclude some or all of the shares of Registrable Securities from such registration and underwriting.

     8.4 Form S-3 Registration. Each Holder shall have the right to request registrations on Form S-3 (such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by each such Holder), subject only to the following limitations:

          (a) Cytel shall not be obligated to cause a registration on Form S-3 to become effective prior to 180 days following the effective date of a Cytel-initiated registration (other than a registration effected solely to

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                                      -12-


     qualify an employee benefit plan or to effect a business combination pursuant to Rule 145);

          (b) Cytel shall not be required to effect a registration pursuant to this Section 8.4 unless the Holder or Holders requesting such a registration propose to dispose of shares of Registrable Securities having an aggregate disposition price (before deduction of underwriting discounts and expenses of sale) of at least $1,000,000;

          (c) Cytel shall not be required to effect a registration pursuant to this Section 8.4 if Cytel shall furnish to the requesting Holders a certificate signed by the President of Cytel stating that in the good faith judgment of the Board of Directors of Cytel it would be seriously detrimental to Cytel or its stockholders for the registration statement to be filed at the date filing would be required, in which case Cytel shall have an additional period of not more than 120 days within which to file such registration statement; provided, however, that Cytel shall not use this right more than once in any 12 consecutive month period; and

          (d) Cytel shall not be required to effect a registration pursuant to this Section 8.4 more often than once in any 12 consecutive month period.

     Cytel shall give notice to all Holders of the receipt of a request for registration pursuant to this Section 8.4 and shall use its best efforts to cause all Registrable Securities that such Holders have requested, within 15 days after receipt of such written notice, be registered in accordance with this
Section 8.4 to be registered under the Securities Act. Subject to the foregoing, Cytel will use its best efforts to effect promptly any registration pursuant to this Section 8.4.

     8.5 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Sections 8.2, 8.3 and 8.4 (exclusive of Selling Expenses but inclusive of the reasonable fees and expenses of any special counsel to the selling Holders) shall be borne by Cytel. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities registered pro rata on the basis of the number of shares registered.

     8.6 Registration Procedures. In the case of each registration, qualification or compliance effected by Cytel pursuant


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to this Section 8, Cytel will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense Cytel will:

          (a) Keep such registration, qualification or compliance effective for a period of 120 days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs;

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

          (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

          (d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that Cytel shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

          (e) Subject to Sections 8.2(b) and 8.3(b), in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement; and

          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such regis-tration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

     8.7 Indemnification. In the event any Registrable Securities are included in a registration statement under Section 8.2, 8.3 and 8.4:

          (a) To the extent permitted by law, Cytel will indemnify each Holder, each of its officers, directors, employees and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 8, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by Cytel of any rule or regulation promulgated under the Securities Act applicable to Cytel and relating to action or inaction required of Cytel in connection with any such registration, qualification or compliance, and will reimburse each such Holder, each of its officers and directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided however, that the indemnity agreement set forth in this Section 8.7(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of Cytel, which consent shall not be unreasonably withheld; provided further, that Cytel will not be liable in any such case to the ex-tent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Cytel by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein.

          (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify Cytel, each of its directors, officers and employees, each underwriter, if any, of Cytel's securities covered by such a registration statement, each person who controls Cytel or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, directors, employees and partners and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) including any of the foregoing incurred in settlement of any litigation commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or any violation by Cytel of any rule or regulation promulgated under the Securities Act applicable to Cytel in connection with any such registration, qualification, or compliance, and will reimburse Cytel, such Holders, such directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigation, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to Cytel by an instrument duly executed by such Holder and stated to be spe-cifically for use therein; provided, however, that the indemnity agreement set forth in this Section 8.7(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that the obligations of such Holders hereunder shall be limited to an amount equal to the proceeds to each such Holder of Registrable Securities sold as contemplated herein.

          (c) Each party entitled to indemnification under this Section 8.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at its own expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this
     Section 8.7 unless such failure resulted in actual detriment to the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party a release from all liability in respect of such claim or litigation.

          (d) If the indemnification provided for in this Section 8.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

          (e) The obligations of Cytel and Holders under this Section 8.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 8 and otherwise.

     8.8 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to Cytel such information as Cytel may request in writing regarding such Holder or Holders and the distribution proposed by such Holder or Holders and as shall be required in connection with any registration, qualification or compliance referred to in this Section 8.

     8.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, Cytel agrees to:

          (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

          (b) File with the SEC in a timely manner all reports and other documents required of Cytel under the Exchange Act; and

          (c) So long as a Holder owns any Registrable Securities, to furnish to such Holder upon request a written statement by Cytel as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Cytel, and such other reports and documents of Cytel as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration.

     8.10 Transfer of Registration Rights. The rights to cause Cytel to register securities granted under Sections 8.2, 8.3 and 8.4 may be assigned or otherwise conveyed to a transferee or assignee of Registrable Securities, who shall be considered a "Holder" for purposes of this Section 8, provided that (a) Cytel is given written notice by such Holder at the time of or within a reasonable time (but not more than 30 days) after said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned, and (b) the transferee acquires at least 500,000 Shares in a private transaction.

     8.11 Termination of Registration Rights. The registration rights granted pursuant to this Section 8 shall terminate (a) upon the third anniversary of the Effective Date, or (b) as to any particular Holder, at such time as all Registrable Securities held by such Holder can be sold without compliance with the registration requirements of the Securities Act pursuant to Rule 144 (including Rule 144(k)) promulgated thereunder.

9.  COVENANTS

     9.1 Delivery of Financial Statements. So long as Elan holds the Shares Cytel shall deliver to Elan copies of its Forms 10-K and 10-Q as filed with the SEC.

     9.2 Standstill Agreement. Athena hereby covenants and agrees that it will not, nor will it permit any of its affiliates (including parents, subsidiaries or other related entities) to, purchase or otherwise acquire, directly or indirectly, any additional equity securities of Cytel (or rights or options to purchase such securities) after the Closing under this Agreement without the prior written approval of Cytel's Board of Directors; provided, however, that this clause shall not apply to any securities issued with respect to the Shares pursuant to a stock split, stock dividend, recapitalization or reclassification approved by a disinterested majority of the Company's Board of Directors.

     9.3 "Market Stand-Off" Agreement. Elan hereby agrees that during a reasonable and customary period of time specified by Cytel and an underwriter of Common Stock or other securities of Cytel following the effective date of a Registration Statement of Cytel filed under the Securities Act (which period shall not exceed 180 days), to the extent requested by Cytel and such underwriter, it shall not, nor will it permit any of its affiliates (including parents, subsidiaries or other re-lated entities) to, directly or indirectly, sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any securities of Cytel held by any of them during such period. In order to enforce the foregoing covenant, Cytel may impose stop-transfer instructions with respect to the securities held by Elan and its affiliates that are subject to the foregoing restriction until the end of such period.

10.  MISCELLANEOUS

     10.1 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, without limitation, fire, floods, earthquakes, natural disasters, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

     10.2 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld)[; provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party's consent (a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement and the Sublicense Agreement relate to another party, whether by merger, sale of stock, sale of assets or otherwise, or (b) to any Affiliate. Notwithstanding the foregoing, any such assignment to an Affiliate shall not relieve the assigning party of its responsibilities for performance of its obligations under this Agreement. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

     10.3 Finder's Fee. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Elan agrees to indemnify and hold harinless Cytel from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which Elan or any of its officers, employees or representatives is responsible. Cytel agrees to indemnify and hold harmless Elan from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which Cytel or any of its officers, employees or representatives is responsible.

     10.4 Publicity. The parties agree that neither party shall originate any press release or other public announcement, written or oral, or otherwise make any disclosure relating to the existence or terms of or performance under this Agreement without the prior written approval of the other party, except as may otherwise be required by law.

     10.5 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     10.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to its choice of law provisions.

     10.7 Notices. Any notices or communications provided for in this Agreement to be made by either of the parties to the other shall be in English in writing and delivered personally or sent by registered or certified mail, postage paid, by overnight delivery service such as FedEx or UPS or by facsimile, with confirmation of receipt, addressed as follows:

         If to Cytel:     CYTEL CORPORATION
                          3525 John Hopkins Court
                          San Diego, CA  92121
                          Attn: President
                          Facsimile:  (619) 552-8801

         If to Elan:      ELAN INTERNATIONAL SERVICE LTD.
                          102 St. James Court
                          Flatts Smiths, FL04 Bermuda
                          Attention:  President
                          Facsimile:  (441) 292-2224

         Copy to:         ATHENA NEUROSCIENCES, INC.
                          800 Gateway Blvd.

                          South San Francisco, CA  94080
                          Attention:  General Counsel
                          Facsimile:  (650) 875-3620

     Either party may by like notice specify or change an address to which notices and communications shall thereafter be sent. Notices sent by facsimile shall be effective upon confirmation of receipt, notices sent by mail or overnight delivery service shall be effective upon receipt, and notices given personally shall be effective when delivered.

     10.8 Entire Agreement; Amendment. This Agreement sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings with respect to the subject matter hereof, either oral or written, between the parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

     10.9 Headings. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles hereof.

     10.10 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same rights or remedies or of any other of such party's rights or remedies provided in this Agreement.

     10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CYTEL CORPORATION                          ELAN INTERNATIONAL SERVICES LTD.


By:  /s/Virgil Thompson                    By: /s/ Kevin Insley
     ----------------------------              ------------------------------

Name:  Virgil Thompson                     Name:  Kevin Insley
     ----------------------------               -----------------------------
Title: President and CEO                   Title: President
     ----------------------------               -----------------------------

                                    EXHIBIT A


                             SCHEDULE OF EXCEPTIONS


                                      None